Exhibit 5.2

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

United States of America

J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179
United States of America

Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, NY 10036

United States of America

Santander Investment Securities Inc.

437 Madison Avenue

New York, NY 10022

United States of America

Wells Fargo Securities, LLC

550 S Tryon Street, 5th floor

Charlotte, NC 28202

United States of America

10 January 2023

Your reference
As Representatives of the several Underwriters named in Schedule I to the Pricing Agreement, as defined herein	KXZH/CXE/RQL
Our reference

Direct line
020 7090 3173

Ladies and Gentlemen,

Santander UK Group Holdings plc (the “Company”)

U.S. $1,250,000,000 6.534% Fixed Rate/Floating Rate Notes due 2029 (the “Debt Securities”) to be issued by the Company under the unlimited U.S. Registered Shelf Facility (the “Facility”)

SJ Cooke PP Chappatte DL Finkler SP Hall SR Galbraith AG Ryde JAD Marks JC Twentyman DJO Schaffer DR Johnson RA Swallow CS Cameron PJ Cronin BJ-PF Louveaux	E Michael RR Ogle PC Snell HL Davies JC Putnis RA Sumroy JC Cotton RJ Turnill CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown	J Edwarde AD Jolly S Maudgil JS Nevin JA Papanichola RA Byk GA Miles GE O'Keefe MD Zerdin RL Cousin IAM Taylor DA Ives MC Lane LMC Chung	RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers	RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall RCT Jeens V MacDuff PL Mudie DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie CVK Boney	F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan HEB Hecht	CL Jackson OR Moir S Shah G Kamalanathan JE Cook CA Cooke LJ Houston CW McGarel-Groves PD Wickham RR Hilton KM Howes CR Osborne MJ Sandler CM Sharpe	JM Slade	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388

We have acted as English solicitors to the Company. This opinion as to English law as at today’s date is addressed to you in connection with the issue of the Debt Securities by the Company. The Debt Securities will be issued under the Indenture (as defined below).

For the purposes of this opinion, we have examined copies of the following documents:

(a)	a copy of a senior indenture dated 9 October 2015 between the Company as issuer and Law Debenture Trust Company of New York as trustee, as amended and restated on 18 April 2017 with Citibank, N.A., as trustee (as successor to Wells Fargo Bank, National Association pursuant to an agreement of resignation, appointment and acceptance dated 4 March 2021 between the Company, Citibank, N.A., and Wells Fargo Bank, National Association) as trustee (the “Original Indenture”), a copy of the first supplemental indenture to the Original Indenture dated 3 November 2017 (the “First Supplemental Indenture”), a copy of the fourth supplemental indenture to the Original Indenture dated 21 August 2020 (the “Fourth Supplemental Indenture”), a copy of the sixth supplemental indenture to the Original Indenture dated 14 June 2021 (the “Sixth Supplemental Indenture”) and a copy of the ninth supplemental indenture to the Original Indenture dated 10 January 2023 between the Company as issuer and Citibank, N.A., as trustee (the “Ninth Supplemental Indenture”, together with the First Supplemental Indenture, the Fourth Supplemental Indenture and the Sixth Supplemental Indenture, the “Supplemental Indentures”) amending and supplementing the Original Indenture. The “Indenture” shall mean the Original Indenture as supplemented by the Supplemental Indentures;

(b)	a copy of a pricing agreement dated 3 January 2023 (with the Underwriting Agreement Standard Provisions incorporated therein) between the Company as issuer and the Underwriters named in Schedule I thereto (the “Pricing Agreement”);

(c)	the Prospectus dated 6 July 2021 relating to the Facility (the “Prospectus”) and the Prospectus Supplement thereto dated 3 January 2023 (the “Prospectus Supplement”) relating to the Debt Securities;

(d)	a copy of the global note for the issue of Debt Securities;

(e)	a certificate dated 10 January 2023 of the Company Secretary of the Company (the “Company’s Certificate”) having annexed thereto the following documents, each of which is certified by the Company Secretary of the Company as true, complete and correct:

(i)	a copy of the Company’s certificate of incorporation and certificate of incorporation on change of name;

(ii)	a copy of the Articles of Association of the Company;

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(iii)	a copy of an extract of the resolutions passed by the Board of Directors of the Company at a meeting of the Board of Directors of the Company held on 27 July 2015;

(iv)	a copy of the resolutions passed at a meeting of a committee of the Board of Directors of the Company held on 1 October 2015;

(v)	a copy of the power of attorney of the Company dated 1 October 2015;

(vi)	a copy of the written resolution of a committee of authorised persons of the Company dated 2 November 2017;

(vii)	a copy of the power of attorney of the Company dated 1 November 2017;

(viii)	a copy of the resolutions passed by the Board of Directors of the Company at a meeting of the Board of Directors of the Company held on 16 December 2014;

(ix)	a copy of the resolutions passed at a meeting of a committee of the Board of Directors of the Company held on 6 April 2017;

(x)	a copy of the resolutions passed at a meeting of a committee of the Board of Directors of the Company held on 24 July 2017;

(xi)	a copy of the written resolutions of a committee of the Board of Directors of the Company dated 4 August 2017;

(xii)	a copy of the written resolutions of a committee of authorised persons of the Company dated 17 August 2020;

(xiii)	a copy of the power of attorney of the Company dated 1 January 2020;

(xiv)	a copy of the written resolutions of a committee of authorised persons of the Company dated 7 June 2021;

(xv)	a copy of the power of attorney of the Company dated 1 January 2021;

(xvi)	a copy of the extract of the resolutions passed by the Board of Directors of the Company at a meeting of the Board of Directors of the Company held on 23 July 2021;

(xvii)	a copy of the written resolutions of a committee of authorised persons of the Company dated 5 January 2023 (the “Committee Resolutions”); and

(xiii)	a copy of the power of attorney of the Company dated 21 December 2022, together, the “Transaction Documents”.

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For the purposes of this opinion, the following searches have been carried out: (i) a search at the Register of Companies in respect of the Company on 10 January 2023; (ii) a search at the Central Registry of Winding-Up Petitions in respect of the Company on 10 January 2023; and (iii) a search of https://www.bankofengland.co.uk/financial-stability/resolution at 10:00 a.m. on 10 January 2023 (together, the “Searches”).

This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We have not made any investigation of, and do not express any opinion on any other law.

Expressions defined in the Indenture shall have the same meanings when used in this opinion.

We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws, in particular the laws of the State of New York and of the United States of America.

We have assumed:

(i)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(ii)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(iii)	the capacity, power and authority of each of the parties (other than the Company) to execute, deliver and perform its obligations under the Indenture and the Pricing Agreement;

(iv)	the accuracy and completeness of all statements made in the Company’s Certificate (a copy of which is annexed to this opinion) and the documents referred to therein and that such certificates and statements remain true, accurate and complete as at the date of this opinion;

(v)	the due issue and authentication, and unconditional delivery of, the Debt Securities, by Joanne Wainwright (for and on behalf of the Company);

(vi)	the unconditional delivery (other than by the Company) of the Original Indenture by Joanne Wainwright (for and on behalf of the Company), the unconditional delivery of the First Supplemental Indenture by Rebecca Nind (for and on behalf of the Company), the unconditional delivery of the Fourth Supplemental Indenture by Joanne Wainwright (for and on behalf of the Company), the unconditional delivery of the Sixth Supplemental Indenture by Joanne Wainwright (for and on behalf of the Company) and the unconditional delivery of the Ninth Supplemental Indenture by Joanne Wainwright (for and on behalf of the Company);

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(vii)	that the copy of the Articles of Association of the Company examined by us (which were attached to the Company’s Certificate referred to above) are complete and up to date and would, as at today’s date, comply with Section 36 of the Companies Act 2006;

(viii)	that the directors of the Company have complied with their duties as directors set out in the Companies Act 2006 insofar as relevant to this opinion;

(ix)	that no law of any jurisdiction outside England would render the execution or delivery of the Original Indenture, the Supplemental Indentures, the Pricing Agreement or the Debt Securities illegal or ineffective and that, insofar as any obligation under the Indenture, the Pricing Agreement or the Debt Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(x)	that (a) the information disclosed by the Searches was complete, up to date and accurate as at the date and time each was conducted and has not since then been altered or added to and (b) the Searches did not fail to disclose any information relevant for the purpose of this opinion;

(xi)	that (a) no proposal has been made for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I or Part A1 of the Insolvency Act 1986 (as amended), (b) the Company has not given any notice in relation to, or passed, any voluntary winding-up resolution, (c) no application or filing has been made or petition presented to a court, and no order has been made by a court for the winding-up or administration of, or commencement of a moratorium in relation to, the Company, and no step has been taken to dissolve the Company, (d) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, (e) no step has been taken under or in connection with the special resolution regime under the Banking Act 2009 (as amended) (the “SRR”) in relation to the Company or any of its assets or revenues; and (f) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(xii)	that neither the underwriters nor any of the parties to the Indenture, the Pricing Agreement and the registration statement on Form F-3 (the “Registration Statement”) has taken or will take any action in relation to the Debt Securities (a) which constitutes carrying on, or purporting to carry on, a regulated activity in the United Kingdom in contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) (within the meaning of the FSMA) or (b) in consequence of anything said or done by a person in the course of carrying on a regulated activity (within the meaning of the FSMA) in the United Kingdom in contravention of that Section;

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(xiii)	that (except so far as permitted by Section 21 of the FSMA or applicable regulations or rules made under the FSMA) no agreement to engage in investment activity (within the meaning of Section 21(8) of the FSMA) in connection with the Debt Securities has been or will be entered into in consequence of an unlawful communication (within the meaning of Section 30 of the FSMA);

(xiv)	that none of the Debt Securities will be offered or sold to persons in the United Kingdom except in circumstances that will not result in an offer to the public in the United Kingdom contrary to Section 85(1) of the FSMA;

(xv)	that any party to the Indenture or the Pricing Agreement which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with all the requirements of such regulatory authority in connection with the issue, offer and sale of the Debt Securities;

(xvi)	that the Indenture, the Pricing Agreement and the Debt Securities constitute valid, binding, and enforceable obligations of the parties thereto under the laws of the State of New York and that the Indenture, the Pricing Agreement and the Debt Securities have the same meaning and effect as they would have if they were governed by English law;

(xvii)	that since 18 April 2017, no amendments have been made to the Original Indenture (except those changes made to the Original Indenture pursuant to the Supplemental Indentures) which continues in full force and effect as at the date hereof;

(xviii)	any signature marks made on the Transaction Documents electronically were inserted in order to give, and with the intention of giving authenticity to such Transaction Document; and

(xix)	where any signature was applied to a Transaction Document on behalf of the persons authorised in the minutes and resolutions appended to the Company’s Certificate, those persons authorised such application.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:

1.	The Company is a public limited company which has been duly incorporated and is validly existing.

2.	The Company has the capacity and power to execute and deliver the Original Indenture, the Supplemental Indentures and the Pricing Agreement and has the capacity and power to perform its obligations thereunder, including having the capacity and power to execute and deliver the Debt Securities and to perform its obligations thereunder.

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3.	The Original Indenture, the Supplemental Indentures, the Pricing Agreement and the Debt Securities have been duly executed by the Company.

4.	The execution and delivery of the Original Indenture, the Supplemental Indentures, the Debt Securities and the Pricing Agreement by the Company and the exercise of its rights and the performance of its obligations thereunder have been duly authorised by all necessary corporate action on the part of the Company.

5.	The execution and delivery of the Original Indenture, the Supplemental Indentures, the Debt Securities and the Pricing Agreement by the Company and the exercise of its rights and the performance of its obligations thereunder:

(a)	are not prohibited by any law or regulation applicable to English companies generally as at the date hereof or by the Articles of Association (or, in the case of the Original Indenture and the First Supplemental Indenture, the Company’s Articles of Association in force at the date of such execution and delivery); and

(b)	do not require, as at the date hereof, under any law or regulation applicable to English companies generally, any authorisation, approval or consent from, or filing or registration with, any public authority or governmental agency in England.

6.	The choice of the law of the State of New York as the governing law of the Original Indenture, the Supplemental Indentures and the Pricing Agreement, respectively, is a valid choice of law. English law will treat the validity and binding nature of the obligations contained in the Indenture, including the Debt Securities, and the Pricing Agreement as being governed by the law of the State of New York.

7.	The issue of the Debt Securities has been duly authorised by all necessary corporate action on the part of the Company and when the Debt Securities are duly executed, delivered and authenticated in accordance with the terms of the Indenture and when issued, the English courts will treat the validity and binding nature of the obligations therein as being governed by the laws of the State of New York.

8.	A final and conclusive judgment for a definite sum of money obtained in the courts of the State of New York in any suit, action or proceeding arising out of or in connection with the Indenture, the Pricing Agreement or the Debt Securities would be enforced by the English courts, without re-examination or re-litigation of the matters adjudicated upon, provided that:

(i)	the judgment was not obtained by fraud;

(ii)	the enforcement of the judgment would not be contrary to English public policy;

(iii)	the judgment is not of a public nature;

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(iv)	the judgment was not obtained in proceedings which were brought in breach of Section 32 of the Civil Jurisdiction and Judgments Act 1982;

(v)	the judgment was not obtained in proceedings contrary to natural justice;

(vi)	the judgment is not inconsistent with an English judgment in respect of the same matter;

(vii)	the judgment is not for multiple damages;

(viii)	enforcement proceedings are instituted within six years after the date of the judgment; and

(ix)	the foreign court had jurisdiction according to the English rules on private international law.

9.	No United Kingdom stamp duty, capital duty or stamp duty reserve tax will be payable on the execution or delivery of the Indenture or the Pricing Agreement or on the execution, issue or initial delivery of the Debt Securities.

10.	The statements in the section of the Prospectus entitled “Tax Considerations – Certain United Kingdom Tax Considerations” and in the section entitled “Tax Considerations – Certain United Kingdom Tax Considerations” of the Prospectus Supplement, insofar as such statements constitute a general summary of both current United Kingdom tax law and United Kingdom H.M. Revenue & Customs practice relevant to the issue of the Debt Securities, fairly summarise the matters referred to therein.

Our reservations are as follows:

(A)	As the parties have agreed to submit to the jurisdiction of the courts of the State of New York, we express no opinion as to whether the English courts would accept jurisdiction over any matter arising in respect of the Indenture, the Pricing Agreement or the Debt Securities.

(B)	If an English court assumes jurisdiction:

(i)	it will recognise the validity of and apply New York law subject to, and in accordance with, Council Regulation (EC) No. 593/2008 of 17 June 2008 as it forms part of the domestic law of England by virtue of the European Union (Withdrawal) Act 2018 (as amended) or otherwise on the law applicable to contractual obligations;

(ii)	it would not apply the laws of the State of New York if:

(a)	the laws of the State of New York were not pleaded and proved; or

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(b)	to do so would be contrary to English public policy or mandatory rules of English law; or

(c)	to do so would give effect to a foreign penal, revenue or other public law; and

(iii)	it may have regard to the law of the place of performance of any obligation under the Indenture or the Pricing Agreement which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

(C)	There is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities founded in United States Federal or State securities laws.

(D)	Undertakings and indemnities contained in the Indenture or the Pricing Agreement may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

(E)	This opinion is subject to any limitations arising from (a) any measures pursuant to the stabilisation powers under the SRR or similar laws or procedures in any other jurisdiction and (b) insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors.

(F)	We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would be available in respect of any obligations of the Company.

(G)	We have not been responsible for investigating or verifying the accuracy of the facts, including statements of law, or the reasonableness of any statements of opinion contained in the Registration Statement, the Prospectus or the Prospectus Supplement (including any amendments or supplements thereto) or whether any material facts have been omitted from any of them.

(H)	The Searches are not conclusive as to whether or not insolvency proceedings or any measures pursuant to the stabilisation powers under the SRR or similar laws or procedures in any other jurisdiction have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

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(I)	The Electronic Communications Act 2000 provides a statutory framework for the admissibility of electronic signatures in England and Wales and section 8 provides for the implementation of Statutory Instruments to modify existing law to authorise or facilitate the use of electronic signatures in certain circumstances, including where execution formalities are required by statute. We express no opinion as to whether the absence of such a Statutory Instrument in respect of a particular statutory provision requiring execution formalities would render a contract subject to such provision and executed using an electronic signature inadmissible.

This opinion is to be governed by and construed in accordance with English law.

This opinion is being provided to you in connection with the issue of the Debt Securities and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May

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